Exhibit 10.18

VISTAPRINT USA, INC. CONFIDENTIAL INFORMATION

AND NON-COMPETITION AGREEMENT

For good and valid consideration, the receipt and sufficiency of which I hereby acknowledge, VistaPrint USA, Inc. (the “Company”) and I hereby agree as follows:

1.	Definitions.

For purpose of this agreement, the following terms shall have this following meaning:

(a) “Customer” shall mean any individual, firm, corporation, federal, state or other government agency or other entity (any of the foregoing being hereinafter referred to as “Person”) who purchased any of the Company’s products during the twelve month period immediately preceding the effective date by engagement as an employee or a consultant with the terminates, regardless of whether I induced or solicited such Person to give its patronage or business to the Company.

(b) “Partner” shall mean any alliance, affiliate, distributor, partner, or other third parties with whom the Company identifies, markets to or serves Customers.

(c) “Prospective Customer” and “Prospective Partner” shall mean any Person with whom or which negotiations or discussions occurred during the 90 day period immediately preceding the effective date my engagement as an employee or consultant with the Company terminates, concerning the purchase or joint marketing of any of the Company’s products by such Person or by such Person’s Customers, regardless of whether I solicited such Person to give its patronage or business to the Company.

(d) “Competing Business” shall mean any business with offices in the United States, The United Kingdom, France or Germany, which provides commercial printing products, such as business cards, stationary, brochures, presentation folders, sell sheets, postcards or the like, through the use of Internet based technology. By example, some of the Company’s competitors include iPrint.com, Imagex.com, Kinko’s, Easiset.com, NewBeginnings.com, Printing.com, and Printonthenet.com.

2.	Company’s Business Operations.

The Company’s business operations focus on providing a wide array of print products used by businesses and institutions of all types, which products employ advanced Internet-based technology and processes. The Company has patents pending worldwide on certain aspects of technology, which is collectively known as and will hereinafter be referred to as the “VistaPrint Technology.” The Company has offices in the United States, France, German and the United Kingdom and markets and sells its products both nationally and internationally.

Due to the highly competitive nature of the e-commerce enabled printing industry and market in which the Company operates, I understand that the protections afforded to the Company by this Agreement, including but not limited to the protection of its Customers, Partners and other proprietary information, are critical to the success of the Company. I further recognize that the temporary restrictions imposed by this Agreement upon my ability to solicit Customers or Partners in competition with the Company, or to become employed by a competing business, are reasonable and necessary to protect the Company in this highly competitive marketplace.

3.	Proprietary Information.

I recognize that my relationship with the company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company. I acknowledge that the identity of the Company’s Customers and Partners as well as the suppliers who provide the Company with operational support are deemed to be confidential by the Company. I shall use my best efforts to protect any and all confidential, proprietary, or secret information relating to the products, services, Customers, or business operations (including but not limited to all

VistaPrint Technology and other processes and systems used by the Company), or activities of the Company (collectively, Proprietary Information”). I shall not during my engagement as an employee or consultant by the Company or at any time thereafter, disclose to others or use for my own benefit or for the benefit of another any Proprietary Information (whether or not learned, obtained or developed solely by me or jointly with others). My undertakings and obligations under this section 3 shall not apply, however, to any such information that : (i) is or becomes in the public domain through no action or failure to act on my part, (ii) is generally disclosed to third parties by the Company without restrictions on such third parties or (iii) is approved for release by written authorization of the President of the Company. Upon termination of my engagement or at any other time upon request, I shall promptly deliver to the Company all Proprietary Information and all notes, handbooks, manuals, memoranda, notebooks, drawings, records, files, electronic data, and other documents (and all copies or reciprocations of such materials) in my possession or under the my control, whether prepared by me or others that are or that contain Proprietary Information or other information or material that is secret, confidential, or proprietary to the Company, all of which I acknowledge is the sole property of the Company.

4.	Other Obligations.

I acknowledge that the Company from time to time may have agreements with other persons or entities or with the U.S. Government, or agencies thereof, that impose obligations or restrictions on the Company regarding the confidential nature of such work. I agree to be bound by all such obligations of the company, including but not limited to the execution of such Non-Disclosure Agreements as may be required by those other entities.

5.	Nonsolicitation.

During the course of my engagement as an employee or consultant with the Company and for a period of one (1) year after the termination of my engagement with Company for any reason whatsoever, I shall not, otherwise than on behalf of the company, directly or indirectly as employee, owner, consultant, officer, director or partner, through stock ownership, investment of capital, lending of money or property, rendering of services or otherwise, either alone or in association with others, or through family members, (i) solicit any of the employees of the Company to leave the employ of the Company, (ii) solicit any Customer or Prospective Customer for any purpose that could reasonable considered to be competitive to the Company, or (iii) solicit any Partner or Prospective Partner for any purpose that would be competitive with solicitations of such Partners by the Company.

6.	Noncompetition.

(a) During the course of my engagement as an employee or consultant with the Company, and for a period of 180 days after the termination of my employment with the Company for any reason whatsoever, I shall not, without the express written consent of the Company engage or become interested, directly or indirectly, as employee, owner, consultant, officer, director, or partner, through stock ownership, investment of capital, lending of money or property, rendering of services or otherwise, either alone or in association with others, or through family members, in the operation of any Competing Business (as defined in Section 1(d)) otherwise than on behalf of the Company.

(b) My holding of any investment in any business or enterprise other than the Company shall not be deemed to be a violation of this section 5 if such investment does not constitute over 5 percent of the outstanding issue of such security and I do not otherwise accept employment with, act as a consultant to, become an officer, director or partner of, or otherwise become actively associated with the issuer of such security.

7.	Reasonableness.

I recognize, acknowledge and agree that the company engages in extensive marketing and conducts business throughout the world and that the foregoing limitations are reasonable and properly required for the adequate protection of the Company’s business and do not preclude me from pursuing my livelihood. However, if any such limitation is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or on too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

8.	Breach.

If I violate any provision of this Agreement, then the time limitations set forth in this Agreement shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitations shall be extended for a period of time of time equal to the pendency of such proceedings, including all appeals. In the event the Company is required to take any action to enforce any provision of this agreement, and provided that the Company prevails in any such action, then I shall be liable for the Company’s reasonable expenses, including attorneys fees, associated with any such action.

9.	Liquidated Damages.

I understand that in the event I breach any of the non-solicitation, nondisclosure, or non-competition provisions of this Agreement, the monetary damages which the Company will sustain may be difficult to ascertain. I hereby agree that in the event of any such breach on my part, that I will be liable to the Company for liquidated damages in the amount of $25,000.00. I hereby acknowledge that said damages are reasonable, do not constitute a penalty, and I further agree that I will not contest the reasonableness of said liquidated damages in any such action commenced by either party with respect to this Agreement.

10.	Equitable Relief.

I acknowledge that any breach of this Agreement by me may give rise to irreparable injury to the Company, which may not be adequately compensated by damages. Accordingly, in the event of a breach or threatened breach of any Sections 3 through 6 of this Agreement by me, the Company shall have, in addition to any remedies it may have at law, the right to an injunction or other equitable relief to prevent the violation of its rights hereunder.

11.	Miscellaneous.

(a) Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought only in a state or federal court of competent jurisdiction located within the Commonwealth of Massachusetts, and the parties hereby consent to the personal jurisdiction of such courts.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) This Agreement supersedes all previous agreements, written or oral, between the Company and me relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by and agreement in writing signed by the Company and me. I agree that any subsequent change or changes in the scope of or compensation for my engagement with the Company, the duration of my engagement with the Company, or the reasons for the cessation or termination of my engagement with the Company shall not affect the validity or scope of this Agreement.

(d) No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

(e) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate or successor thereof without the necessity for any separate execution of this Agreement in favor of such parent, subsidiary or affiliate.

(f) I acknowledge and agree that the covenants made by me under this Agreement are to be construed as independent agreements on my part, and the existence of any claims or causes of action which I might have against the Company shall not constitute a defense to the enforcement by the Company or its assigns of the provisions of this Agreement.

(g) I acknowledge that my execution of this Agreement is supported by adequate consideration, including but not limited to the commencement and continuation of my employment with the Company.

(h) I acknowledge that I have had the opportunity to consult with legal counsel of my own choosing prior to my execution of this Agreement, and I understand the legal significance of this representation.

(i) This Agreement is governed by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws provisions thereof.

(j) This Agreement shall ensure to the benefit of the Company’s successors, assigns, subsidiaries and affiliates.

Executed as a document under seal on the dates as below appear.

Date:
Signature:

Agreed to and Accepted by VistaPrint USA, Inc.

By:	Date:

Title: